As filed with the Securities and Exchange Commission on October 9, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Acambis plc

(Exact name of Registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Peterhouse Technology Park
100 Fulbourn Road
Cambridge, CB1 9PT, England
(Address of Principal Executive Offices)

The Acambis US Employee Stock Purchase Plan

(Full title of the plan)

DR. JOHN BROWN
Chief Executive Officer
Acambis plc
Peterhouse Technology Park
100 Fulbourn Road
Cambridge, CB1 9PT, England
011-44-1223-275-300
(Name, address and telephone number of agent for service)

with copies to:

ARTHUR S. MEYERS, ESQ.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
(617) 239-0100

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered(1)	Registered(2)	Share(3)	Price(3)	Registration Fee

Ordinary Shares, nominal value 10 pence each	1,000,000 shares	$1.77	$1,775,619	$143.65

(1)	American Depository Shares ("ADSs'') evidenced by American Depository Receipts issuable upon deposit of Ordinary Shares have been registered under a separate registration statement on Form F-6. Each ADS represents 10 Ordinary Shares.

(2)	The registration statement shall also cover such additional number of Ordinary Shares as are required for issuance upon a stock split, stock dividend, recapitalization, or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The calculation is based upon the average of the high (£2.99) and low (£2.915) sale prices for Ordinary Shares as reported by the London Stock Exchange on October 7, 2003. The US dollar amount was calculated using the noon buying rate in New York City for cable transfers in pounds sterling as certified for custom purposes by the Federal Reserve Bank of New York on October 7, 2003 (one pound = US$1.6628).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the SEC by the Registrant are incorporated herein by reference:

(a)	Annual Report on Form 20-F (SEC File No. 000-30126) for the year ended December 31, 2002, filed on June 30, 2003, as amended on July 15, 2003 and as amended on October 3, 2003;

(b)	The Registrant’s reports on Form 6-K dated January 22, 2003, February 27, 2003, March 31, 2003, April 28, 2003, May 19, 2003, June 24, 2003, July 31, 2003, August 29, 2003 and September 19, 2003;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002; and

(d)	The description of the Registrant’s American Depositary Shares contained in the Registration Statement on Form F-6 (No. 333-13166) filed on February 13, 2001, and description of the Registrant’s Ordinary Shares, nominal value 10 pence per share, contained in the Registration Statement on Form F-4 (No. 333-72077) filed on February 10, 1999.

     All documents that the Registrant files after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of documents.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Article 155 of the Registrant’s Articles of Association provides:

     “Subject to the provisions of the Act but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Alternate Director, Secretary, Auditor or other officer of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses, damages and liabilities incurred by him in or about the execution of his duties or the exercise of his powers or otherwise in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company in which judgment is given in his favour or in which he is acquitted, or which are otherwise disposed of without any finding or admission of material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.”

     Pursuant to the provisions of Section 310(3) of the Companies Act 1985 (as amended by the Companies Act 1989) the Company may purchase and maintain insurance to indemnify any director, officer, manager or auditor of the Company. Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

     “310. Provisions exempting officers and auditors from liability

(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company -

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him -

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii)	in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

     Section 727 of the Companies Act 1985 provides as follows:

     “727. Power of court to grant relief in certain cases

(1)	“If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

     The Registrant, with approval of the Registrant’s Board of Directors, maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index immediately following signature page.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, England, on the 9th day of October, 2003.

ACAMBIS PLC

By:	/s/ Gordon Cameron Gordon Cameron Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Brown, Gordon Cameron and Alan Smith, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of this 9th day of October, 2003.

SIGNATURE	TITLE

/s/ John Brown John Brown	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gordon Cameron Gordon Cameron	Chief Financial Officer and Director (Principal Financial and Accounting Officer) and authorized US representative

/s/ Alan Smith Alan Smith	Director

/s/ Nicholas Higgins Nicolas Higgins	Chief Business Officer and Director

Thomas Monath	Chief Scientific Officer and Director

SIGNATURE	TITLE

Michael Lytton	Director

/s/ Victor Schmitt Victor Schmitt	Director
Alan Dalby	Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Memorandum and Articles of Association of Acambis plc, incorporated by reference from Exhibit 3.1 of Form F-4 (No. 333-72077) filed on February 10, 1999.

4.2	Form of Deposit Agreement among Acambis plc, The Bank of New York, as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depository Receipt incorporated by reference from Form F-6 (No. 333-13166) filed on February 13, 2001.

4.3	Rules of the Acambis US Employee Stock Purchase Plan.

5	Opinion of Weil, Gotshal and Manges as to the legality of the shares being registered. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, independent chartered accountants. Filed herewith.

23.2	Consent of Weil, Gotshal and Manges. Included in the opinion filed as Exhibit 5 hereto.

24	Power of Attorney. Included on the signature page to this Registration Statement.

99	Limitations on Recovery Posed by Lack of Consent from Arthur Andersen.